[TEREX Letterhead]


                 NEWS RELEASE    NEWS RELEASE    NEWS RELEASE


     For information contact: Kevin O'Reilly, Vice President (203) 222-5943


                 TEREX ANNOUNCES RETIREMENT OF MARVIN ROSENBERG
                           FROM THE BOARD OF DIRECTORS

     WESTPORT, CT, January 6, 2003 -- Terex Corporation (NYSE: TEX) announced today the retirement of Marvin Rosenberg from the Terex Corporation Board of Directors, effective at the conclusion of 2002. Mr. Rosenberg has been a Terex Board member since 1992. Previously, Mr. Rosenberg served as Terex's Senior Vice President, Secretary and General Counsel from 1994 until his retirement as an active employee at the end of 1997. Prior to that, Mr. Rosenberg was Secretary and General Counsel of Terex from 1987 through 1994.

     Commenting on the announcement, Ronald M. DeFeo, Terex's Chairman and Chief Executive Officer, said, "Mr. Rosenberg has been an important advisor to Terex for over 15 years. Mr. Rosenberg has been instrumental in the transformation of Terex into the diversified multinational corporation it is today. I would like to thank Marvin for his years of dedication and service to Terex and wish him all the best in the future."

     Terex Corporation is a diversified global manufacturer based in Westport, Connecticut, with pro forma 2001 annual revenues of $3.4 billion. Terex is involved in a broad range of construction, infrastructure, recycling and mining-related capital equipment under the brand names of Advance, American,
Amida,  Atlas,  Bartell,  Bendini,  Benford,   Bid-Well,  B.L.  Pegson,  Canica,
Cedarapids, Cifali, CMI, Coleman Engineering, Comedil, CPV, Demag, Fermec, Finlay, Franna, Fuchs, Genie, Grayhound, Hi-Ranger, Italmacchine, Jaques,
Johnson-Ross, Koehring, Lectra Haul, Load King, Lorain, Marklift, Matbro, Morrison, Muller, O&K, Payhauler, Peiner, Powerscreen, PPM, Re-Tech, RO, Royer, Schaeff, Simplicity, Square Shooter, Telelect, Terex, and Unit Rig. More information on Terex can be found at www.terex.com.
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                                Terex Corporation
           500 Post Road East, Suite 320, Westport, Connecticut 06880
          Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com